Exhibit 99.1

Eos Energy Enterprises Reports Second Quarter 2022 Financial Results
Company delivers strong commercial growth, improved operational performance, and progress against commitments

August 2, 2022 — EDISON, N.J. — Eos Energy Enterprises, Inc. (NASDAQ: EOSE) ("Eos"), a leading provider of safe, scalable, efficient, and sustainable zinc-based energy storage systems, today announced financial results for the second quarter ended June 30, 2022.

Second Quarter Highlights

†$5.9 million in revenue, a 79 percent sequential increase and 28 percent higher compared to full year 2021 revenue.
†Booked orders in second quarter of $257.5 million, almost 4x higher than first quarter; year-to-date booked orders now stands at $324.7 million.
†Orders backlog more than doubled in the quarter to $457.3 million.
†Accelerating commercial pipeline with current opportunities of approximately $7 billion.
†Annualized manufacturing capacity as of June 30, 2022 of approximately 536 MWh, a 70 percent increase versus March 31, 2022.
†Cost of goods sold of $36.9 million, relatively flat versus last quarter with a 66 percent increase in energy block shipments.
†Second quarter ending energy block bill of material cost reduced by approximately 24% vs year-end 2021.
†SG&A of $19.1 million, of which $3.2 million is non-cash.
†Invested $5.5 million in R&D as the Company continues to design and develop Z3, a smaller, more powerful battery energy storage system.
†Cash balance of $16.3 million as of June 30, 2022.

Recent Business Highlights

†On August 1, 2022, the Company announced an $85 million senior secured term loan credit facility. The Company is permitted to make a one-time request for up to an additional $15 million, subject to lender consent.
†On July 25, 2022, Congressman Frank Pallone, Jr., Chairman of the House Energy and Commerce Committee, attended the unveiling of the Eos Ingenuity Lab which will expand the Company’s R&D capacity as it designs future generations of its Znyth™ aqueous battery.
†On June 30, 2022, signed two significant orders with Bridgelink Commodities, LLC and a leading Northeast solar developer totaling 1.1 GWh of energy storage capacity to be delivered over the next three years.
†On June 24, 2022, surpassed 500 MWh of cumulative energy discharged from Eos battery energy storage systems.
†On June 3, 2022, completed production of the 20,000th Eos Znyth™ battery in Turtle Creek, PA.

†On May 12, 2022, submitted Part II application for the U.S. Department of Energy’s (“DOE”) Renewable Energy and Efficient Energy Loan Program.

Eos Chief Executive Officer Joe Mastrangelo said, “Across the Company, the team continues to execute and deliver strong operating results consistent with our strategic plan. Our orders backlog has more than doubled, we achieved significant quarterly revenue growth, we surpassed a half gigawatt hour of production capacity, all while reducing product cost in a very challenging environment.”

Mastrangelo concluded, “The world needs clean energy and we expect Eos to play a critical role in the energy transition.”

Earnings Conference Call and Audio Webcast

Eos will host a conference call to discuss its second quarter 2022 financial results on August 2, 2022, at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 704-4453, or for international callers (201) 389-0920. The call will also be webcast live from Eos's investor relations website at https://investors.eose.com.

The conference call replay will be available via webcast through Eos’s investor relations website. A telephone replay will be available from 11:30 a.m. ET on August 2, 2022, through August 9, 2022, by dialing (844) 512-2921 or for international callers (412) 317-6671. The replay passcode will be 13731532.

About Eos

Eos Energy Enterprises, Inc. is accelerating the shift to clean energy with positively ingenious solutions that transform how the world stores power. Our breakthrough Znyth™ aqueous zinc battery was designed to overcome the limitations of conventional lithium-ion technology. Safe, scalable, efficient, sustainable—and manufactured in the U.S—it's the core of our innovative systems that today provide utility, industrial, commercial, and residential customers with a proven, reliable energy storage alternative for 3- to 12-hour applications. Eos was founded in 2008 and is headquartered in Edison, New Jersey. For more information about Eos (NASDAQ: EOSE), visit eose.com.

Contacts
Investors:	ir@eose.com
Media:	media@eose.com

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "project," "expect," "intend," "plan," "should," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

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Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes adversely affecting the business in which we are engaged; our ability to forecast trends accurately; our ability to generate cash, service indebtedness and incur additional indebtedness; our ability to raise financing in the future; our ability to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately; fluctuations in our revenue and operating results; competition from existing or new competitors; the failure to convert firm order backlog to revenue; risks associated with security breaches in our information technology systems; risks related to legal proceedings or claims; risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance; risks associated with changes to U.S. trade environment; risks resulting from the impact of global pandemics, including the novel coronavirus, Covid-19; and risks related to adverse changes in general economic conditions.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this press release.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Key Metrics

Backlog. Our backlog represents the amount of revenue that we expect to realize from existing agreements with our customers for the sale of our battery energy storage systems and performance of services. The backlog is calculated by adding new orders in the current fiscal period to the backlog as of the end of the prior fiscal period and then subtracting the shipments in the current fiscal period. If the amount of an order is modified or cancelled, we adjust orders in the current period and our backlog accordingly, but do not retroactively adjust previously published backlogs. There is no comparable US-GAAP financial measure for backlog. We believe that the backlog is a useful indicator regarding the future revenue of our Company.

Pipeline. Our pipeline represents projects for which we have submitted technical proposals or non-binding quotes plus letters of intent (“LOI”) or firm commitments from customers. Pipeline does not include lead generation projects.

Booked Orders. Booked orders are orders where we have legally binding agreements with a Purchase Order (“PO”) or Master Supply Agreement (“MSA”) executed by both parties.

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EOS ENERGY ENTERPRISES, INC.
EARNINGS RELEASE TABLES
    CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share data)

	For the three months ended		For the six months ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue
Total revenue	$5,895	$612	$9,193	$776

Costs and expenses
Cost of goods sold	36,866	12,364	72,443	12,453
Research and development expenses	5,464	3,647	10,427	8,700
Selling, general and administrative expenses	19,115	11,325	33,394	20,127
Loss on pre-existing agreement	—	22,516	—	30,368
Loss from write-down of property, plant and equipment	1,997	—	2,005	11
Grant (income) expense, net	(169)	(52)	4	(44)
Total costs and expenses	63,273	49,800	118,273	71,615

Operating loss	(57,378)	(49,188)	(109,080)	(70,839)

Interest expense, net	284	154	622	175
Interest expense, related party	2,664	—	4,838	—
Other expense (income)	(3,616)	4,701	(11,997)	4,485
Loss before income taxes	$(56,710)	$(54,043)	$(102,543)	$(75,499)
Income tax benefit	23	—	65	—
Net loss	$(56,687)	$(54,043)	$(102,478)	$(75,499)

Basic and diluted loss per share attributable to common shareholders
Basic	$(1.01)	$(1.04)	$(1.86)	$(1.46)
Diluted	$(1.01)	$(1.04)	$(1.86)	$(1.46)

Weighted average shares of common stock
Basic	56,021,185	51,792,365	54,991,475	51,630,088
Diluted	56,021,185	51,792,365	54,991,475	51,630,088

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EOS ENERGY ENTERPRISES, INC.
EARNINGS RELEASE TABLES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in thousands)

	June 30, 2022	December 31, 2021
Balance sheet data
Cash and cash equivalents	$16,273	$104,831
Other current assets	44,183	37,741
Property and equipment, net	20,992	12,890
Other assets	16,292	13,713
Total assets	97,740	169,175
Total liabilities	155,569	136,728
Total equity (deficit)	(57,829)	32,447

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in thousands)

	For the six months ended
	June 30, 2022	June 30, 2021
Cash used in operating activities	(86,992)	(48,887)
Cash used in investing activities	(11,758)	(15,784)
Cash provided by financing activities	10,584	17,508
Net decrease in cash, cash equivalents and restricted cash	(88,164)	(47,163)
Cash, cash equivalents and restricted cash, beginning of the period	105,692	121,853
Cash, cash equivalents and restricted cash, end of the period	$17,528	$74,690

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